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                                                              EXHIBIT (A)(20)

            INSTITUTIONAL SHAREHOLDER SERVICES REPORT FINDS LAIDLAW
                          ENVIRONMENTAL OFFER SUPERIOR


         COLUMBIA, S.C. - February 6, 1998 - Laidlaw Environmental Services, Inc. (NYSE:LLE) today announced that Institutional Shareholders Services (ISS), the nation's leading independent proxy advisory firm, has released a report stating that the Laidlaw Environmental offer for Safety-Kleen Corp. (NYSE:SK) is "superior" to the terms of the proposed merger between Safety-Kleen and affiliates of Philip Services Corp., and that Safety-Kleen's poison pill "is being used to deter a higher offer." The report concludes by stating that Safety-Kleen shareholders "should not support the [Philip Group] merger agreement," and recommends that Safety-Kleen shareholders vote against the Philip Group merger.

Laidlaw Environmental Services is the leading provider of hazardous and industrial waste management services to industry and government. The company operates from more than 100 locations throughout North America.

CONTACT: Kenneth W. Winger, President and Chief Executive Officer, or Paul R. Humphreys, Senior Vice President, Finance and Chief Financial Officer, Laidlaw Environmental Services, Inc. 803-933-4210.